EXPLORATION AND OPTION AGREEMENT

THIS EXPLORATION AND OPTION AGREEMENT is made on December    , 2003 (hereinafter referred to as EOA)

BETWEEN:

(1)

CERRO VANGUARDIA SOCIEDAD ANONIMA, a company organized under the laws of the Argentine Republic, having its place of business at San Martín 1032, Puerto San Julián, Province of Santa Cruz, Argentine Republic, hereinafter CVSA,

(2)

ESTELAR RESOURCES, a company organized under the laws of Argentina, having its place of business at Rio Tercero 2144- Dorrego, Province of Mendoza, Argentina hereinafter ESTELAR, and

(3)

EXETER RESOURCE CORPORATION, a company organized under the laws of Canada, having its place of business at Suite 2103, 808 Nelson Street, Vancouver, BC V6Z 2H2, Canada, hereinafter EXETER, on the other hand,

Hereinafter separate or jointly CVSA, ESTELAR and EXETER shall be denominated PARTY(IES).

WHEREAS:

(A)

CVSA legally owns the mining properties described in Schedule A; and

(B)

EXETER has offered to conduct exploration works on, and potentially acquire an interest in, such mining properties. Such exploration works will be carried out by its wholly owned subsidiary ESTELAR.

THEREFORE:

The PARTIES agree as follows:

SECTION 1

DEFINITIONS

1.

For the purposes of this EOA, the following words and expressions shall have the meanings hereinbelow indicated:

Properties: means the exploration rights CVSA [has applied for/holds] in respect of certain areas of interest located in the Argentine Provinces of Río Negro, Chubut and Santa Cruz, all as more particularly described in Schedule A hereto and any exploitation concessions, applications for exploitation concessions, related easements, permits, rights-of-way that may exist in the future in respect of the same areas of interest.

Project(s): means the following projects:

1.

Cerro Moro Properties in Santa Cruz province

2.

 Remainder of Properties in  Santa Cruz province

3.

All Properties in Rio Negro Province (Los Menucos Project)

4.

All Properties in Chubut province

EOA: means this Exploration and Option Agreement.

Joint Venture Agreement: means the joint venture agreement to be entered into by the PARTIES in accordance with Section 4 herein.

Expenditures: means all cash, expenses and obligations funded, spent or incurred directly or indirectly, including taxes, by ESTELAR in the Properties pursuant to this EOA on exploration, evaluation and development activities on or for the Properties.  Such expenditures shall include, but not be limited to, option payments, land payments, license fees, taxes, penalties and charges required to keep or secure the Properties in good standing; all expenditures for geophysical, geo-chemical and geological work; all expenditures for surveys, drilling, assays, metallurgical testing, engineering, construction and all other expenditures directly benefiting any of the Properties and the work thereon.  Expenditures shall include an overhead component of 10% of expenditure detailed herein to cover overhead expenditure by ESTELAR. None of the cash payments mentioned in Section 1.4. shall be Expenditures.

Exploration Expenditure Commitments: shall have the meaning set forth in Section 2.1. of this EOA.

Anniversary shall mean the date 12 months from the date of completion of the Due Diligence specified in Clause 1.1.

Affiliates: means with respect to any person, any other person controlling, controlled by or under common control with such person.  Control means the power through the holding of equity interest or otherwise to cause the direction of the management or policies of such person.

Net Smelter Return: means the gross sales price of minerals, metals, materials and other Mining Products extracted from the mining Properties, minus deductions pertaining exclusively to costs of refining or smelting, transportation, insurance and direct taxes on the sale of such refined ores.

Mining Products means minerals and any concentrates or other materials or products resulting therefrom extracted from the Properties. However, if any such minerals or products were subject to additional treatment as part of the working of such Properties, those minerals, concentrates or other materials or products will not be deemed to be "Mining Products" until after the treatment.

Annual Work Program: means a detailed 12-month plan of the exploration and prospecting works, including all activities towards ascertaining the existence, location, quantity, quality or commercial value of mineral deposits, to be conducted on each of the Projects and the estimated Expenditures to be incurred during the succeeding 12 months of effectiveness of this EOA.  This program shall include a breakdown of the Expenditures to be incurred and works to be carried out, in respect of each Project.

Force Majeure: has the meaning set forth in Section 514 of the Argentine Civil Code. The following events may be considered as events of Force Majeure, as determined by Section 514, provided they are unforeseeable or, even if foreseeable, they are unavoidable: war (whether or not declared), uprising, civil commotion, military action, sabotage, strikes or other industrial action, act of God, acts of the government, storm, tempest, fire, flood, earthquake or another catastrophe brought about by the forces of nature or other circumstances beyond the party’s reasonable control. Force Majeure does not include any events resulting from the party’s fault or willful misconduct.

SECTION 1 (cont’d)

PURPOSE AND PRICE

1.

CVSA agrees that ESTELAR carry out a legal due diligence over the Properties during the period of 90 calendar days as from the execution of this EOA (hereinafter the “Due Diligence”).  Upon expiration of the term established for the Due Diligence, CVSA and ESTELAR expressly agree that: (i) if the results of the Due Diligence in the opinion of ESTELAR are satisfactory, Section 2 shall apply, and (ii) if the results of the Due Diligence in the opinion of ESTELAR are unsatisfactory, then this agreement will, at ESTELAR's election, either be automatically terminated in whole or will cease to apply in respect of one or more of the Properties, which ESTELAR has nominated in writing to CVSA. Such termination shall not entitle CVSA to any right of compensation arising therefrom.  ESTELAR should for such purpose notify CVSA in writing of the results of the Due Diligence prior to the expiration of the 90 calendar days term set forth in this Section.  ESTELAR shall be deemed entirely satisfied with the results of the Due Diligence if CVSA has not received the written notice before the expiration of the 90 calendar days term set forth herein.

2.

CVSA grants ESTELAR the exclusive right to carry out in the Properties during the term hereof –which is fixed at 5 years as from the date of completion of the Due Diligence-, exploration and prospecting work, including the right to carry out the statutory development works (including Legal Labor) and other pre-feasibility studies on the Properties, with the right to acquire a 100% interest in any or all the Properties in accordance with Section 4 herein below. Prospecting and exploration include, without limitation, all the activities towards ascertaining the existence, location, quantity, quality or commercial value of the mineral deposits and mineral resources which may be found on the Properties and any pre-feasibility study thereon.

3.

CVSA shall make no contribution to the Exploration Expenditure Commitments but will retain the royalty set forth in Section 1.5. hereinbelow, or have the opportunity to “claw-back” a significant interest, as set forth in Section 4 hereinbelow at a stage when exploration has advanced on any of the Projects to as provided in Section 5.

4.

In consideration for the rights granted hereunder, ESTELAR shall pay CVSA the total amount of US$ 100,000 (United States Dollars one hundred thousand), of which US$ 75,000 shall be paid upon expiration of the term set forth in Section 1.1, and the remaining US$ 25,000 shall be paid six months thereafter. Such payments shall be done by wire transfer to the following bank account: “______________”. Any payments that are found to owe CVSA on the Properties at the time of completion of the ESTELAR diligence period specified in Clause 1 above will be paid by CVSA to the relevant government department or entity from the payments made by EXETER to CVSA under this clause.

5.

In addition to the amounts to be paid by ESTELAR in accordance with Section 1.3. hereinabove, ESTELAR shall pay CVSA during the exploitation stage of any of the Properties a royalty equal to 2 % of the Net Smelter Return.  Such amount shall be paid monthly throughout the useful life of the mineral deposits being worked.  Payment shall be made within thirty (30) days following the month on which the relevant sale(s) is(are) made. Should CVSA exercise its back-in right as provided for in Section 5, provided further that ESTELAR has complied with its obligations under such Section, CVSA will no longer be entitled to receive the royalty set forth in this Section 1.5.

SECTION 2

ESTELAR RIGHTS AND OBLIGATIONS

1.

ESTELAR undertakes to incur Expenditures in the aggregate amount of USD 3,000,000 on or before the 6th Anniversary of this EOA as follows (the “Exploration Expenditure Commitments”):

(a)

a minimum of USD 250,000 on or before the  first Anniversary;

(b)

a minimum of USD 500,000 on or before the second Anniversary;

(c)

a minimum of USD 750,000 before the third Anniversary,

(d)

the expenses incurred before the third Anniversary shall include a minimum of 8,000 meters of drilling; and

(e)

a minimum of USD 750,000 per annum thereafter, until ESTELAR has spent a total aggregate amount of USD 3,000,000.

Expenditures above the minimum committed amount in any year will be transferred to the next year’s commitment should ESTELAR elect to continue with this EOA.

1.

If ESTELAR does not complete the minimum Expenditures in any year as set out above, this EOA will terminate without ESTELAR retaining any interest. In such a case all the exploration data generated by ESTELAR will be delivered to CVSA.

2.

ESTELAR may exercise the Option after ESTELAR has fully performed its Expenditure obligations pursuant to Section 2.1.

3.

ESTELAR will have the right to withdraw from the EOA at any time after the first Anniversary by giving CVSA 30 days written notice having fulfilled pro-rata Exploration Expenditure Commitments according to Clause 2.1 at the time of withdrawal.

4.

If ESTELAR, in accordance with its corporate parameters, concludes that there is insufficient potential for further exploration on a particular Property, ESTELAR may, upon prior notice to CVSA which must contain the technical reasons for the conclusion, relinquish from this EOA or the Joint Venture Agreement, as the case may be, such particular Property, or surrender it as the Parties may agree. In which case, all the exploration data obtained will be delivered to CVSA and ESTELAR will have no further interest in such Property.

5.

Not less than 30 days prior to the commencement of each effective year of this EOA ESTELAR shall provide CVSA with an Annual Work Program.  The first Annual Work Program shall be delivered within 70 days of the execution of this EOA. In this respect, ESTELAR shall have the right to conduct exploration and make Expenditures in the manner it proposes and vary the work proposed to be conducted under the Annual Work Program as results are received from the ongoing program, any variation of the Annual Work Program shall be notified in due time to CVSA; CVSA shall not have the right to amend or delay the program, provided the Expenditures proposed by ESTELAR meet the requirements of this EOA.

6.

ESTELAR shall also deliver to CVSA at the end of each quarter as from the execution hereof a report on the work performed on each Project, the Expenditures incurred in respect thereof, which shall detail the allocation of the Expenditures to each Project.

7.

ESTELAR shall maintain the Properties in good standing, free and clear of all liens and encumbrances arising from its operation thereunder and comply with all applicable laws in respect thereof.  For such purpose, CVSA in its capacity of owner of the Properties will provide ESTELAR with any and all documentation received concerning the Properties in a timely manner which will allow ESTELAR to maintain the properties in good order.

8.

ESTELAR shall conduct all its work on or in respect to the Properties in a careful and efficient minerlike manner, and in accordance with all applicable Argentine mining laws, according to the best standards of care, diligence and skill expected from recognized mining companies, and ensure that environmental rehabilitation works required under the national laws, rules and regulations of Argentina, are completed in a timely manner.

1

ESTELAR shall permit CVSA and its duly authorized representatives, at their own risk and expense, access to the Properties and all the information concerning the Properties and the Expenditures, provided however, CVSA will notify ESTELAR in writing in a timely manner of its intention to access. CVSA will hold ESTELAR free of liability of all damages and losses caused by its representatives to themselves, ESTELAR’s personnel, agents representatives, contractors and/or subordinates or third parties as a consequence of CVSA’s presence on the Properties.

11.

ESTELAR shall defend, protect, indemnify, and save, CVSA and its Affiliates and each of their officers, directors, employees, contractors and agents, harmless from and against all liability, claims, costs, expenses, demands, suits and causes of action of every kind and character, including environmental liabilities (“Claims") arising in favor of any person, corporation or other entity including the PARTIES hereto and their employees, contractors or agents, in any way incident to or in connection with or arising out of: (a) this EOA; (b) the presence of, and works to be conducted by, ESTELAR or its employees, contractors or agents in any of the Properties; or (c) the act or omission of ESTELAR or ESTELAR's employees, contractors or agents. ESTELAR will be responsible provided the cause of the damage originated after the signature of the EOA.

SECTION 3

CVSA WARRANTIES AND OBLIGATIONS

1.

CVSA represents and warrants that all previous works done by it and any of its Affiliates and any parties authorized by it or its Affiliates on the Properties has been in accordance with applicable law and environmental and business practice.

2.

Within 7 days of signing this EOA, CVSA will make available to ESTELAR at CVSA Office in Santa Cruz all legal and technical information, reports, documents and directly related material, either digital or legible copies, with respect to the Properties. This information will detail all work conducted on the Properties by CVSA and its Affiliates.

SECTION 4

OPTION

1.

Subject to CVSA back in rights set forth in Section 5 hereinbelow, upon completion of the Exploration Expenditures Commitment by ESTELAR, ESTELAR shall have the irrevocable right during a 60-day term, to acquire 100% interest in all or a portion of the Properties, without making any further payment to CVSA (the “Option”).

2.

Once the decision to exercise the Option has been notified to CVSA, CVSA shall within 30 business days transfer the relevant Properties to ESTELAR, or to such entity as may be agreed in the Joint Venture Agreement, executing any documents which shall be necessary for such purpose.  The costs of such transfer shall be borne by the transferee.

3.

In the event the Option is exercised in respect of any [Property/Project] before ESTELAR has completed 10,000 meters of drilling thereon, the transfer of such Property/Project will be postponed until CVSA has had a chance to exercise its back-in right in accordance with Section 5 hereinbelow.

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EXPLORATION AND OPTION AGREEMENT

SECTION 5

BACK-IN RIGHT

1.

CVSA shall have a “back-in” right in respect of each Project, exercisable after ESTELAR has completed 10,000 meters of drilling on the relevant Project.  The “back-in” right is for a 60% interest on the relevant Project.  In the event CVSA elects to exercise its back in right in respect of any Project CVSA shall reimburse ESTELAR an amount equal to 2.5 the amounts incurred as Expenditures on the relevant Project minus CVSA’s historic expenditures on the relevant Project.  CVSA’s 60% interest can be increased to 70% by CVSA providing project financing for ESTELAR’s 30% development share, at industry standard terms, to be repaid by ESTELAR on an agreed basis. CVSA’s historic expenditures for a particular project will be calculated in the same manner as Expenditures that are incurred by Exeter under this agreement.

2.

ESTELAR shall, upon completion of 10,000 meters of drilling in respect of any Project, serve notice upon CVSA.  Such notice shall contain all relevant geological and technical data and results obtained from the exploration and prospecting works conducted in respect of such Projects.  After receipt of such notice CVSA shall have a 45-day term to elect to exercise its back in right, for which purpose it shall notify ESTELAR in writing.  After this period, CVSA will have no further “back-in” rights for that Project.

3.

Within a further 45-day term as from the date on which CVSA exercised its back-in right, the PARTIES shall enter into a Joint Venture Agreement to be drafted along the lines of the format customarily used for mineral exploration joint venture operations.  The PARTIES agree to negotiate in good faith the terms of such Joint Venture Agreement, which shall include provisions for progressing expeditiously towards development and cost sharing. On exercising its “back-in” right on a particular Project, CVSA will fund all Project costs to completion of a Bankable Feasibilty Study for that Project

4.

CVSA shall have the exclusive right to act as operator from the initiation of the Joint Venture. However, CVSA’s right to be the operator will require that it provides services to the operation, directly or through any of its Affiliates. These services shall be rendered on reasonable terms in accordance with the industry standard for owner-operators.

5.

The Joint Venture Agreement shall indicate how the Project will be managed and funded until the completion of a feasibility study.  It should also provide the steps to be followed by the PARTIES if such feasibility study indicates the viability of a mining operation in the Project.

6.

Should CVSA elect not to exercise its “back-in” rights, CVSA will transfer the Properties comprising the Project to ESTELAR and shall maintain the royalty set forth in Section 1.5 for that Project.

SECTION 6

MISCELLANEOUS

1.

Neither Party may assign the rights set forth in this EOA or the subsequent Joint Venture Agreement without the prior written consent of the other Party, unless the assignee is an Affiliate of such Party.

2.

Except as expressly permitted by written agreement between the parties, ESTELAR shall receive and maintain in confidence and not use except as necessary for the purposes of ESTELAR or its Affiliates, any financial, technical, operating, procedural or market information, or any other information received directly or indirectly from CVSA or its Affiliates, so long as and to the extent that such information shall remain confidential in nature, being understood and agreed that all information relating to the EOA shall be confidential in nature and under no circumstance may any such information be disclosed by ESTELAR for a period of not less than five (5) years after the termination of the Agreement. CVSA’s consent for disclosure of such information will not be unreasonably withheld.  For the avoidance of doubt, withholding such consent will be deemed unreasonable if such disclosure is required by law or by a stock exchange.  A party may disclose the terms of this EOA and of the subsequent Agreement and information relating to the Exploration Properties to its Affiliates provided the Affiliate is bound by the terms of confidentiality set out in this Section 6.2.  In addition, the foregoing restrictions shall not apply to information which otherwise is or comes into the public domain.

3.

This EOA is, and the Joint Venture Agreement will be, subject to Argentine Law.

4.

Any dispute, controversy or claim arising out of or relating to this EOA, its existence, validity, interpretation, scope, compliance or termination, shall be resolved by arbitration by the Buenos Aires Stock Exchange General Arbitration Board in accordance with the rules for the legal arbitration, which the parties acknowledge and accept.

5.

Should compliance with the obligations (other than for the payment of monies) of one of the parties hereunder be prevented, hindered or delayed by Force Majeure, the said party shall be released from performing such obligation for as long as the situation persists and while that prevention, hindrance or delay is continuing, and the term for compliance shall be extended accordingly. The Party invoking Force Majeure shall use its best efforts to remove its causes.

A Party relying on the provisions of this section shall give notice to the other PARTY forthwith upon the occurrence of the event of Force Majeure and forthwith after the end of the period of delay when such Force Majeure Event has been eliminated or rectified.

If an event of Force Majeure occurs and is continuing for more than six months, the Parties shall forthwith meet to determine a fair solution to the effects resulting therefrom.

6.

EXETER hereby irrevocably and unconditionally guarantees the due and punctual performance by ESTELAR of its obligations under this EOA, including without limitation, the payment of all of the debts and liabilities, present or future, direct or indirect at any time owing by ESTELAR to CVSA.  CVSA will not be bound or obligated to exhaust its recourse against ESTELAR or other persons before being entitled to demand payment by EXETER.  The liability of EXETER hereunder will not be affected by any change agreed by ESTELAR and CVSA to the terms of this EOA.

7.

All notices, reports and other communications herein required to be delivered or sent by one party to the other shall be made in writing and delivered personally or sent by mail, telex or telefax to:

CVSA:

San Martín 1032

(9310) San Julián, Santa Cruz Province

Argentine Republic

Telephone: 54-2962-454185

Fax: 54-2962-453071

ESTELAR:

Rio Tercero 2144- Dorrego

(5519) Mendoza

Argentina

Telephone: 54 261 431 0597

Fax:  54 261 431 0597

EXETER:

Suite 2103,

808 Nelson St.,

Vancouver

B.C. V6Z 2H2

Canada

Telephone: 604 684 7619

Fax: 604 684 7346

Any of the parties may change its address through notice thereof to the other party.

All judicial and extra judicial notices to be given between the parties in connection with this EOA shall be deemed duly served when sent to the domiciles indicated in the preceding paragraph, even when the addressee is no longer domiciled there, or to the domicile duly notified by the other party for the purposes of this Agreement.

IN WITNESS whereof, these present Heads of Agreement in three (3) originals of equal form and text, have been executed by the Parties hereof as of the day and year first above written.

  ______________________________                   ______________________________

       CERRO VANGUARDIA S A.

    CERRO VANGUARDIA S A

Name: Walter Schmale

Name: Armando Roberto Traba

Position: Director

Position: Director

________________________________________

EXETER RESOURCE CORPORATION

Name:

Position:

________________________________________

ESTELAR RESOURCES

Name:

Position:

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